Exhibit 99.1

MARRIOTT AND STARWOOD STOCKHOLDERS VOTE TO APPROVE MERGER

Bethesda, MD and Stamford, CT, April 8, 2016 – Marriott International, Inc. (NASDAQ: MAR) and Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced that at separate special stockholder meetings today the stockholders of both companies approved proposals relating to Marriott’s acquisition of Starwood, which will create the world’s largest hotel company.   Holders of over 97 percent of Marriott shares present and voting at the meeting, representing over 79 percent of outstanding shares, voted in favor of a proposal to issue shares of Marriott common stock in connection with the transaction, and holders of over 95 percent of Starwood shares present and voting at the meeting, representing over 63 percent of outstanding shares, voted in favor of a proposal to approve the transaction.

Arne Sorenson, Marriott’s president and chief executive officer, said, “With today’s successful stockholder approval milestone, we are that much closer to completing our transaction.  Our teams continue to plan the integration of our two companies, and we are committed to a timely and smooth transition.  We appreciate the stockholders’ vote of confidence in our ability to drive long-term value and opportunity as a combined company.”

Thomas B. Mangas, Starwood’s chief executive officer, stated, “Today’s vote is a significant step toward closing, and we are grateful for the continued enthusiasm and support for this merger.  There is no doubt that this transaction puts our company on the best path forward and we remain excited about the opportunity this combination will create for our stockholders, associates, owners and guests.”

At closing Starwood stockholders will receive 0.8 shares of Marriott common stock plus $21.00 in cash for each share of Starwood common stock.

As previously announced, the parties have cleared the pre-merger antitrust review in the United States and Canada and multiple other jurisdictions.  The transaction remains on track to close mid-2016 pending completion of Starwood’s planned divestiture of its timeshare business expected on or around April 30, 2016, obtaining remaining regulatory approvals, including in the European Union and China, and the satisfaction of other customary closing conditions.

Advisors
Lazard and Citigroup are serving as financial advisors to Starwood Hotels & Resorts Worldwide and Deutsche Bank Securities is the financial advisor to Marriott International. Cravath, Swaine & Moore is serving as legal counsel to Starwood Hotels & Resorts Worldwide and Gibson, Dunn & Crutcher is serving as legal counsel to Marriott International on the transaction.

About Marriott International, Inc.
Marriott International, Inc. (NASDAQ: MAR) is a global leading lodging company based in Bethesda, Maryland, USA, with more than 4,400 properties in 87 countries and territories. Marriott International reported revenues of more than $14 billion in fiscal year 2015. The company operates and franchises hotels and licenses vacation ownership resorts under 19 brands, including: The Ritz-Carlton®, Bulgari®, EDITION®, JW Marriott®, Autograph Collection® Hotels, Renaissance® Hotels, Marriott Hotels®, Delta Hotels and Resorts®, Marriott Executive Apartments®, Marriott Vacation Club®, Gaylord Hotels®, AC Hotels by Marriott®, Courtyard®, Residence Inn®, SpringHill Suites®, Fairfield Inn & Suites®, TownePlace Suites®, Protea Hotels® and MoxyHotels®. Marriott has been consistently recognized as a top employer and for its superior business ethics. The company also manages the award-winning guest loyalty program, Marriott Rewards® and The Ritz-Carlton Rewards® program, which together comprise nearly 55 million members. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

About Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with nearly 1,300 properties in approximately 100 countries and approximately 188,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences under the renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Tribute Portfolio™, Four Points® by Sheraton, Aloft®, Element®, along with an expanded partnership with Design Hotels™. The company also boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®). Visit www.starwoodhotels.com for more information and stay connected @starwoodbuzz on Twitter and Instagram and facebook.com/Starwood.

Note on forward-looking statements

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws, including the parties’ plans for closing the transaction; the resulting impact on the size of Marriott’s operations; statements concerning the benefits of the transaction, including the combined company’s future financial and operating results, plans and expectations; and anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the receipt of necessary consents, and other risk factors that we identify in Marriott’s and Starwood’s most recent annual report on Form 10-K and in the joint proxy statement / prospectus on Form S-4 that Marriott filed with the U.S. Securities and Exchange Commission on February 16, 2016.  Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

For Media:

Marriott International, Inc.

Tricia Primrose, 301-380-7770, tricia.primrose@marriott.com

Tom Marder, 301-380-7770, thomas.marder@marriott.com

Brunswick Group

Steve Lipin, 212-333-3810, slipin@brunswickgroup.com

Rebecca Kral, 212-333-3810, rkral@brunswickgroup.com

Starwood Hotels and Resorts Worldwide

K.C. Kavanagh, 866-478-2777, kc.kavanagh@starwoodhotels.com

Carrie Bloom, 203-964-5755 carrie.bloom@starwoodhotels.com

Sard Verbinnen & Co

George Sard, 212-687-8080, gsard@sardverb.com

Stephanie Pillersdorf, 212-687-8080, sp@sardverb.com

For Investors:

Marriott International, Inc.

Laura Paugh, 301-380-7418, laura.paugh@marriott.com

Betsy Dahm, 301-380-3372, betsy.dahm@marriott.com

Starwood Hotels & Resorts Worldwide

Stephen Pettibone, 203-351-3500, Stephen.pettibone@starwoodhotels.com

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